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                     March 25, 2021

       Larry Finger
       Principal Financial Officer
       Copper Property CTL Pass Through Trust
       3 Second Street, Suite 206
       Jersey City, NJ 07311

                                                        Re: Copper Property CTL
Pass Through Trust
                                                            Form 10-12G
                                                            Filed December 29,
2020
                                                            File No. 000-56236

       Dear Mr. Finger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction